Exhibit 99.1
FOR IMMEDIATE RELEASE
Hayes Lemmerz International, Inc. Announces Record Dates
for Stockholders Entitled to Vote at Special Meeting
and Participate in Rights Offering
Northville, Michigan – March 30, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that its Board of Directors has set Monday, April 9, 2007 as the record date for determining the stockholders entitled to vote at a special meeting of stockholders to be held on Friday, May 4, 2007. The purpose of the special meeting will be to obtain stockholder approval of (i) the previously announced offering of rights to purchase shares of the Company’s common stock at a price of $3.25 per share (the “Rights Offering”) and related transactions, (ii) an increase to the maximum number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000, and (iii) an increase in the maximum number of members of the Company’s Board of Directors from nine to twelve. The Company also announced that the Board of Directors has set Tuesday, April 10, 2007 as the record date for determining the stockholders entitled to participate in the Rights Offering. The Company expects to distribute the rights to stockholders on or about April 18, 2007.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Rights Offering will be made only by means of a prospectus. When available, copies of the prospectus may be obtained from Hayes Lemmerz International, Inc., 15300 Centennial Drive, Northville, Michigan 48168, (734) 737-5000, Attention: Corporate Secretary.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 30 facilities and approximately 8,500 employees worldwide.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162